Exhibit 99.1

Iridex Reports Third Quarter 2024 Financial Results

MOUNTAIN VIEW, Calif., November 12, 2024 -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the third quarter ended September 28, 2024.

Third Quarter 2024 Financial and Recent Highlights

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Expects to achieve EBITDA breakeven in the fourth quarter of 2024 as a result of actions to reduce costs and improve profitability
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Generated total revenue of $11.6 million, representing a decline of 8% sequentially from the second quarter of 2024 and a decline of 10% over Q3’23
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Cyclo G6® product family revenue was $3.1 million, representing growth of 3% from the third quarter of 2023
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Sold 13,600 Cyclo G6 probes, compared to 13,200 in the prior year period
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Sold 26 Cyclo G6 Glaucoma Laser Systems, compared to 27 in the prior year period
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Retina product revenue was $6.5 million, representing a sequential decline of 12% from the second quarter of 2024 and a decline of 18% from the prior year period
•
Strengthened balance sheet with net proceeds of $3.4 million through convertible note offering funded August 7, 2024
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Cash and cash equivalents as of September 28, 2024, was approximately $3.9 million.

Recent Corporate Highlights

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Appointed Patrick Mercer as Chief Executive Officer; previously, Mr. Mercer served as the Company’s Chief Operating Officer and President. In addition, Scott Shuda, who had previously served as Chairman, was appointed Executive Chairman of the Company’s board of directors.
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Company’s strategic review ongoing with multiple parties.
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New Local Coverage Determinations (LCDs) for Medicare Administrative Contractor (MAC) reimbursement taking effect November 17, 2024 position Iridex’s glaucoma products for increased use.

Patrick Mercer, who was elevated from President and Chief Operating Officer to President and Chief Executive Officer on Iridex effective October 1, 2024, commented, “While the third quarter has traditionally been the quarter subject to the most seasonal softness, we were disappointed to see a return to extended sales cycles in our retina business. Glaucoma though was a highlight, being less dependent on capital equipment sales, with a majority of its revenues comprised of single-use consumable probes, the business experienced stable demand and generated growth over the prior year period in an overall challenging quarter. Moreover, we experienced some shipment delays for certain products due to regulatory hurdles in some territories. However, we expect these regulatory issues to be resolved in the fourth quarter and to begin shipments.”

Scott Shuda, Executive Chairman of Iridex, commented on the Company’s strategic review, “I am pleased to report that we have recently achieved meaningful progress and are currently in discussions with multiple parties relating to transaction opportunities. Among other things, the changing reimbursement landscape for glaucoma treatments is bringing favorable attention to Iridex and the value of our efficient and efficacious laser procedures."

New LCDs Reshaping Glaucoma Reimbursement Landscape

The future potential for Iridex’s MicroPulse® and Continuous Wave laser therapies for glaucoma received a noted boost during the third quarter with the publication of the updated Local Coverage Determinations (LCDs) for Medicare Administrative Contractor (MAC) reimbursement relating to Micro-Invasive Glaucoma Surgery (MIGS).

“Last year, we reported on how Iridex’s glaucoma products had inexplicably become caught up in an earlier LCD, subsequently withdrawn, that was widely interpreted as seeking to limit and likely reduce MIGS procedures,” said Mr. Mercer. “This year, we are pleased to report that Iridex’s glaucoma products are unaffected by a replacement LCD, which again places limitations on reimbursement for MIGS procedures. The final LCD, which goes into effect on November 17, 2024, indicates that MIGS is not considered a first-line treatment for mild to moderate glaucoma, and simultaneous performance of multiple MIGS procedures is not permitted.”

“This new reimbursement paradigm has the potential to increase physician adoption of Iridex's glaucoma products,” Mr. Mercer continued. “Our strategy has focused on promoting the use of Iridex technology as a post-combination MIGS procedure. The new LCD opens the door to engaging with physicians to reassess applications for our technology and discuss its potential earlier in the treatment pathway. Particularly, we will encourage clinicians to explore the opportunity to perform cataract surgery in combination with MicroPulse Transscleral Laser Therapy (MPTLT). We believe this represents a compelling treatment option that emphasizes the synergistic benefits of MicroPulse TLT to offer significant clinical advantages, particularly for patients seeking to achieve low intraocular pressure (IOP).”

Actions to Reduce Costs and Improve Profitability

In the fourth quarter of 2024, Iridex implemented a series of additional operating improvements and cost-cutting measures designed to improve its financial performance and increase its balance sheet and working capital efficiency. These initiatives include significant cost reductions across all departments, renegotiating supplier contracts to free up capital, and reducing inventory levels. Additionally, Iridex will engage with global contract manufacturing partners to improve gross margins through increased outsourcing. As a result of these initiatives, Iridex expects to achieve EBITDA breakeven in the fourth quarter of 2024.

Third Quarter 2024 Financial Results

Revenue for the three months ended September 28, 2024, was $11.6 million, representing a sequential decline of 8% from the second quarter of 2024 and a decline of 10% compared to $12.9 million in the same period of the prior year. Retina product revenue decreased to $6.5 million, representing a decline of 12% compared to the second quarter of 2024 and a decline of 18% compared to the prior year period, primarily driven by softness in system sales impacted by the ongoing capital purchasing constraints both domestically and internationally. Due to regulatory delays in certain key international geographies the

Company also ended the quarter with a larger-than-normal capital equipment backlog. Total product revenue from the Cyclo G6® Glaucoma product group was $3.1 million, a decrease of $0.2 million compared to the second quarter of 2024 and an increase of $0.1M compared to the third quarter of 2023. Other revenue increased to $2.0 million or 3% in the third quarter of 2024 compared to the prior year period, primarily driven by service and certain legacy product revenue growth.

Gross profit for the third quarter of 2024 was $4.3 million, or a 37.3% gross margin, a decrease compared to $5.6 million, or a 43.7% gross margin, in the same period of the prior year. This decrease was driven primarily by lower overhead cost absorption on lower revenue and shifts in product mix.

Operating expenses of $6.2 million in the third quarter of 2024 decreased $1.1 million compared to $7.3 million in the same period of the prior year due to ongoing cost reduction initiatives, despite higher general and administrative expenses related to the company’s strategic process not seen in the prior year period.

The net loss for the third quarter of 2024 was $1.9 million, or $0.12 per share, compared to $1.8 million, or $0.11 per share, in the same period of the prior year.

Cash and cash equivalents totaled $3.9 million as of September 28, 2024.

Webcast and Conference Call Information

Iridex’s management team will hold a conference call today at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may dial +1-888-596-4144 for domestic callers or +1-646-968-2525 for international callers, using conference ID: 3650755. A live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange

Commission on May 14, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Total revenues	$11,581	$12,850	$35,973	$39,411
Cost of revenues	7,258	7,229	22,057	22,489
Gross profit	4,323	5,621	13,916	16,922
Operating expenses:
Research and development	1,299	1,541	4,336	5,135
Sales and marketing	2,646	3,823	9,879	12,370
General and administrative	2,248	1,945	7,501	6,343
Total operating expenses	6,193	7,309	21,716	23,848
Loss from operations	(1,870)	(1,688)	(7,800)	(6,926)
Other income (expense), net	(46)	(58)	(202)	346
Loss from operations before provision for income taxes	(1,916)	(1,746)	(8,002)	(6,580)
Provision for income taxes	17	8	74	30
Net loss	$(1,933)	$(1,754)	$(8,076)	$(6,610)
Net loss per share:
Basic	$(0.12)	$(0.11)	$(0.49)	$(0.41)
Diluted	$(0.12)	$(0.11)	$(0.49)	$(0.41)
Weighted average shares used in computing net loss per common share:
Basic	16,581	16,231	16,374	16,089
Diluted	16,581	16,231	16,374	16,089

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 28, 2024	December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,860	$7,034
Accounts receivable, net	7,780	9,654
Inventories	10,942	9,906
Prepaid expenses and other current assets	1,755	856
Total current assets	24,337	27,450
Property and equipment, net	157	351
Intangible assets, net	1,391	1,642
Goodwill	965	965
Operating lease right-of-use assets, net	2,034	2,632
Other long-term assets	1,270	1,396
Total assets	$30,154	$34,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,780	$4,727
Accrued compensation	1,842	1,619
Accrued expenses	1,007	1,996
Convertible note payable, current	1,314	—
Other current liabilities	1,579	1,233
Deferred revenue, current	2,335	2,404
Operating lease liabilities, current	995	995
Total current liabilities	15,852	12,974
Long-term liabilities:
Deferred revenue	8,759	10,025
Operating lease liabilities	1,155	1,751
Convertible note payable	1,444	—
Other long-term liabilities	321	164
Total liabilities	27,531	24,914
Stockholders’ equity:
Common stock	174	172
Additional paid-in capital	89,565	88,444
Accumulated other comprehensive income (loss)	2	(52)
Accumulated deficit	(87,118)	(79,042)
Total stockholders’ equity	2,623	9,522
Total liabilities and stockholders’ equity	$30,154	$34,436